Exhibit 99.1

VaxGen Begins Clinical Development of its Attenuated Smallpox Vaccine Candidate

      BRISBANE, Calif. - October 20, 2004 - VaxGen, Inc. (VXGN.PK) announced today that it has initiated a Phase I/II clinical trial to evaluate the safety and immune response of its attenuated smallpox vaccine candidate, LC16m8. One of four clinical sites participating in this trial, University of Kentucky School of Medicine, will begin vaccinating volunteers today in the first clinical study of LC16m8 in the United States. Sponsored by VaxGen, the trial is expected to enroll approximately 150 people.

      Saint Louis University Health Sciences Center, Stanford University and Vanderbilt University Medical Center are expected to begin LC16m8 vaccinations in the coming weeks. The start of the clinical trial follows the clearance last month by the U.S. Food and Drug Administration (FDA) of the company's Investigational New Drug (IND) application for LC16m8.

      "We know from evaluation of LC16m8 during its development in Japan that the vaccine candidate has a strong track record of safety," said Lance K. Gordon, Ph.D., President and CEO of VaxGen. "With the start of this study in the United States, we look forward to gathering additional data about the vaccine's safety and immunogenicity. Together with what we've learned from the Japanese experience, we expect the results of this study to advance the understanding of attenuated smallpox vaccines and help the U.S. government and other potential purchasers determine the most appropriate attenuated smallpox vaccine for use in the general population."

      About the Phase I/II Clinical Trial of LC16m8

      The objectives for clinical development of LC16m8 are to meet the U.S. government's stated interest in acquiring an emergency stockpile of attenuated smallpox vaccine and to license the product for commercial sales.

      Approximately 150 volunteers will be randomized 4:1, with 120 receiving LC16m8 and 30 receiving Dryvax(R), the smallpox vaccine currently licensed in the United States. Study volunteers will be screened carefully for safety risk factors prior to enrollment. The screening process includes a physician's assessment of the volunteer's medical history, a physical exam, and a panel of cardiac and laboratory tests. All study volunteers will continue to be evaluated for safety in the clinic after vaccination and will return for regular safety assessments throughout the study. No one will be exposed to smallpox as a part of the clinical study.

      About LC16m8

      VaxGen is developing LC16m8 in the United States in partnership with the Chemo-Sero-Therapeutic Research Institute (Kaketsuken) of Kumamoto, Japan. The vaccine was initially developed in Japan to address the need for a smallpox vaccine that was safer than but as effective as conventional, unattenuated smallpox vaccines. LC16m8 is administered as a single dose at


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the surface of the skin, not by injection. Studies involving approximately
50,000 children were conducted in Japan, where the vaccine is currently licensed and manufactured commercially. LC16m8 is produced in cell culture from vaccinia virus that has been attenuated, or modified, to reduce its potential to cause unwanted side effects.

      LC16m8 has been shown to be less neurovirulent than unattenuated strains of vaccinia in animal models(1). Additionally, studies presented at the 7th Annual Conference on Vaccine Research sponsored by the National Foundation for Infectious Diseases in May 2004 demonstrated that LC16m8 provided 100% protection against poxvirus infection in both rabbits(2) and mice(3).

      About VaxGen, Inc.

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is in the advanced stage of developing vaccines against anthrax and smallpox. VaxGen is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products.

      For more information, please visit the company's web site at: www.vaxgen.com.

      NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, the company's ability to win government contracts to supply a smallpox vaccine, the timing, scope and results of any clinical trials or future development and commercialization activities of LC16m8, and Kaketsuken's ability to continue manufacture of LC16m8. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:
Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
650-624-2304

Lance Ignon
Vice President, Corporate Affairs
650-624-1041

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(1)   S. Hashizume. The 39th Saburo Kojima Memorial Culture Prize: Development
      of the Attenuated Smallpox Vaccine, LC16m8, Produced by Cell Culture. 28 Modern Media (Immunity). Vol. 50. No. 2. 2004.

(2) C. Empig, M. Merret-Gentil, T. Dermody, S. Isaacs, E. White, A. Rice, R. Moyer. The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Rabbits from Lethal Rabbitpox Challenge. National Foundation for Infectious Diseases 7th Annual Conference on Vaccine Research, May 26, 2004.

(3) C. Empig, J. Schriewer, R.M.L. Buller. The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Mice from Aerosolized Ectromelia Challenge. National Foundation for Infectious Diseases 7th Annual Conference on Vaccine Research, May 26, 2004.